SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)



                                  Data I/O Corp.
-------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    237690102
-------------------------------------------------------------------------
                                 (CUSIP Number)

                                 December 31, 2012
-------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


  Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


          |_|  Rule 13d-1(b)

          |x|  Rule 13d-1(c)

          |_|  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   237690102 	           13G               Page 2  of 12  Pages

-------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Penbrook Management, LLC
-------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |x|
                                                                 (b)  |_|
-------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                 0
        -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                0
        -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING               563,250
               ----------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                  0
 ------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      563,250
(Reporting person disclaims beneficial ownership of shares managed by Penbrook Management, LLC on behalf of its investment advisory clients.)
-------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
-------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         7.16%
-------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

         IA
-------------------------------------------------------------------------

CUSIP No.   237690102              13G               Page 3  of 12  Pages

-------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     AnKap Partners, L.P.
-------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |x|
                                                                 (b)  |_|
-------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES         100,000
               ----------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY        0
         ----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING       100,000
        -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH           0
-------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        100,000
-------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
-------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.27%
-------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------

CUSIP No.   237690102 	                  13G         Page 4  of 12  Pages

------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             AnKap LLC
-------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |x|
                                                                 (b)  |_|
-------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES              100,000
        -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY             0
        -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING            100,000
        -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH           0
-------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       100,000
 (Reporting person disclaims beneficial ownership of shares held by AnKap Partners, L.P. which represent the interests of partners of AnKap Partners, L.P.)
-------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
-------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.27%
-------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

        IA
------------------------------------------------------------------------

CUSIP No.   237690102                   13G           Page 5 of 12  Pages

-------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Robert S. Anderson
-------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |x|
                                                                 (b)  |_|
-------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          US Citizen
-------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES             51,300
        -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY            100,000
        -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING           51,300
        -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH              508,850
-------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      560,150
(Reporting person disclaims beneficial ownership of shares managed by Penbrook Management, LLC on behalf of its investment advisory clients and disclaims beneficial ownership of shares held by AnKap Partners, L.P.
 which represent the interest of the other partners of AnKap Partners,
L.P.)
-------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*

                                                                          |_|
-------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.12%
-------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

      IN
------------------------------------------------------------------------

CUSIP No.   237690102               13G               Page 6 of 12  Pages

-------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Ralph Kaplan
-------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |x|
                                                                 (b)  |_|
-------------------------------------------------------------------------
3.   SEC USE ONLY


-------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          US Citizen
-------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES              0
        -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY             100,000
        -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING            0
        -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                 508,850
-------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      508,850
(Reporting person disclaims beneficial ownership of shares managed by Penbrook Management, LLC on behalf of its investment Advisory clients and disclaims beneficial ownership of shares held by AnKap Partners,
L.P. which represent the interest of the other partners of AnKap
Partners, L.P.)
-------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
-------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      6.46%
-------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

      IN
-----         -----------------------------------------------------------

CUSIP No.   237690102 	             13G               Page 7 of 12  Pages

-------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Barbara Burke DiCostanzo
-------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |x|
                                                                 (b)  |_|
-------------------------------------------------------------------------
3.   SEC USE ONLY


-------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         US Citizen
-------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES            2,100
        -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY           100,000
        -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING          2,100
        -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            508,850
-------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      510,950

(Reporting person disclaims beneficial ownership of shares managed by Penbrook Management, LLC on behalf of its investment Advisory clients and disclaims beneficial ownership of shares held by AnKap Partners,
L.P. which represent the interest of the other partners of AnKap
Partners, L.P.)
-------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         |_|
-------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.49%
-------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
 ------------------------------------------------------------------------

CUSIP No.   237690102 	             13G               Page 8 of 13  Pages

-------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Ward Anderson
-------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |x|
                                                                 (b)  |_|
-------------------------------------------------------------------------
3.   SEC USE ONLY


-------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         US Citizen
-------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES            1,000
        -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY           0
        -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING          1,000
        -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH              463,250
-------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      464,250

(Reporting person disclaims beneficial ownership of shares managed by
 Penbrook Management, LLC on behalf of its investment Advisory clients)
-----------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         |_|
-------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.90%
-------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
 ------------------------------------------------------------------------

CUSIP No.  237690102           13G                     Page 9 of 13 Pages

Item 1(a).  Name of Issuer:     Data I/O Corp.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            6464 185th Avenue NE, Suite 101, Redmond, WA 98052

Item 2(a). Name of Person Filing: This Statement on Schedule 13G is filed by Penbrook Management, LLC., AnKap Partners, L.P., AnKap LLC.,
           Robert S. Anderson, Ralph Kaplan, Barbara Burke
           DiCostanzo,Ward Anderson.

Item 2(b).  Address of Principal Business Office, or if None, Residence:
            570 Lexington Avenue, 12th Floor, New York, NY  10022.

Item 2(c).  Citizenship:
            See pages 2,3,4,5,6 7 and 8

Item 2(d).  Title of Class of Securities:
            Common Stock, $0.01 par value per share

Item 2(e).  CUSIP Number:
            237690102

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   |_|   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   |_|   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   |_|   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   |_|   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   |_|   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

      (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.  237690102           13G                     Page 10 of 13 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          See pages 2,3,4,5,6,7 and 8

     (b)  Percent of class:

          See pages 2,3,4,5,6,7 and 8

     (c)  Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

                See pages 2,3,4,5,6,7 and 8

(ii) Shared power to vote or to direct the vote:

                See pages 2,3,4,5,6,7 and 8

(iii) Sole power to dispose or to direct the disposition of:

                See pages 2,3,4,5,6,7 and 8

(iv) Shared power to dispose or to direct the disposition of:

                See pages 2,3,4,5,6,7 and 8


Item 5.  Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ]. Not applicable

Item 6. Ownership of More Than Five Percent on Behalf of Another Person. Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
         Not Applicable

Item 8. Identification and Classification of Members of the Group. See attached Exhibit A and pages 2,3,4,5,6,7 and 8.

Item 9.  Notice of Dissolution of Group.
         Not Applicable

CUSIP No. 237690102               13G                 Page 11 of 13 Pages


Item 10.  Certifications.

(a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No.  237690102               13G                Page 12 of 13 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:                                 January 17, 2013



By:                                   Penbrook Management, LLC

By:                                   /s/ Barbara Burke DiCostanzo
                            _______________________________________
                            Barbara Burke DiCostanzo, Managing Member
                            Penbrook Management, LLC


By:                                   /s/ Ward Anderson
                                      ________________________
                                      Ward Anderson, Non-Managing Member
                                      Penbrook Mangement, LLC


By:                                   AnKap Partners, L.P.

By:                                   /s/Robert S. Anderson
                                      ___________________________________
                                      Robert S. Anderson, Managing Member
                                      of the General Partner


By:                                   AnKap, LLC

By:                                   /s/Robert S. Anderson
                                      ___________________________________
                                      Robert S. Anderson, Managing Member
                                      AnKap, LLC


By:                                   /s/Robert S. Anderson
                                      ___________________
                                      Robert S. Anderson


By:                                   /s/Ralph Kaplan
                                      _________________
                                      Ralph Kaplan


By:                                   /s/Barbara Burke DiCostanzo
                                      ________________________
                                      Barbara Burke DiCostanzo

CUSIP No.  237690102            13G                  Page 13 of 13 Pages

                              Exhibit A
                        Joint Filing Agreement

          Penbrook Management, LLC, AnKap Partners,L.P. AnKap LLC,
Robert S. Anderson,Ralph Kaplan, Barbara Burke DiCostanzo, Ward Anderson each hereby agrees that the Schedule 13G to which this Exhibit is attached and any amendments thereto relating to the acquisition of shares of common Stock of Data I/O Corp. is filed jointly on behalf of each such person.

Dated: January 17, 2013


Penbrook Management, LLC


/s/ Barbara Burke DiCostanzo
__________________________________________
Barbara Burke DiCostanzo, Managing Member
Penbrook Management, LLC


/s/Ward Anderson
___________________________
Ward Anderson, Non-Managing Member
Penbrook Management, LLC


AnKap Partners, L.P.


/s/Robert S. Anderson
___________________________________
Robert S. Anderson, Managing Member
of the General Partner


AnKap, LLC


/s/Robert S. Anderson
___________________________________
Robert S. Anderson, Managing Member
AnKap, LLC


/s/Robert S. Anderson
______________________
Robert S. Anderson


/s/Ralph Kaplan
______________________
Ralph Kaplan


/s/Barbara Burke DiCostanzo
___________________________
Barbara Burke DiCostanzo